Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SLM EDUCATION CREDIT FUNDING LLC”, CHANGING ITS NAME FROM “SLM EDUCATION CREDIT FUNDING LLC” TO “NAVIENT CREDIT FUNDING, LLC”, FILED IN THIS OFFICE ON THE SECOND DAY OF MAY, A.D. 2014, AT 8:14 O’CLOCK A.M.

3549967 8100 140552159 You may verify this certificate online at corp.delaware.gov/authver.shtml	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State
	Authentication: Date:	1338849 05-02-14

State of Delaware Secretary of State Division of Corporations Delivered 08:13 AM 05/02/2014 FILED 08:14 AM 05/02/2014 SRV 140552159 - 3549967 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:
SLM Education Credit Funding LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

RESOLVED, that Article FIRST of the Certificate of Formation of SLM Education Credit Funding LLC be amended in its entirety so that, as amended, said ARTICLE FIRST shall be and read as follows:

FIRST:  The name of the limited liability company is Navient Credit Funding, LLC (hereinafter the “Company”).

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 2nd day of May , A.D. 2014.

By:	/s/ Eric Watson
Authorized Person(s)

Name:	Eric Watson
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